Exhibit 10.17

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (Agreement) is entered into as of _____________ (Effective Date), between [OWNER], a [STATE] limited liability company (Owner), [TRS], a [STATE] limited liability company, operator of the [Hotel Name] located at [Hotel Address], (Operator) both with an address of 1635 43rd Street South, Suite 205, Fargo, North Dakota 58103, and One Rep Construction LLC, a North Dakota limited liability company (One Rep) with an address of 1635 43rd Street South, Suite 305, Fargo, North Dakota 58103.

In consideration of the mutual covenants in this Agreement, Owner, Operator, and One Rep agree as follows:

1. Services. One Rep shall provide the necessary selection of architectural, design and brand approval in preparation of a remodel or construction project (the “Project”). One Rep will scope and bid the project, provide a timeline, and select the general contractor and other vendors as required to complete the job. In addition, One Rep will provide construction oversite and project management, procurement, franchise completion checklist, executive, accounting, administrative and/or other services as offered by One Rep, or to the extent requested by Owner and/or Operator (all services provided in the previous three sentences collectively, the “Services”). Services provided by One Rep related to due diligence review shall include but are not limited to those provided in Enclosure One. All Services furnished hereunder shall be provided promptly, in accordance with all applicable laws, rules and regulations, in a first-class, professional manner, and with the same degree of care that One Rep employs in providing similar Services to other persons or for its own operations, but in no event less than industry standards for provision of such services. One Rep may, at its option, provide the Services via, using or with the assistance of one or more current or future affiliates, subsidiaries, service providers or agents of One Rep, but shall remain responsible for ensuring that the Services provided conform to the requirements of this Agreement. In addition to the Services, One Rep may provide a review and assessment of the Project, including but not limited to estimated costs for a potential property improvement plan (the “Acquisitions Services”).

2. Compensation.

a.  Services Fee. In exchange for the provision of the Services by One Rep, unless otherwise agreed to in writing, Owner and Operator agree to pay a rate of 6% multiplied against the total project cost (the “Services Fee”). If necessary, Parties will reconcile total amounts paid within 45 days after the completion of any Services. All reasonable out-of-pocket expenses incurred on the Owner and/or Operator’s behalf will be paid by the Owner. For purposes of clarity, expenses for independent contractors utilized by One Rep, with the exception of reasonable travel costs incurred by such independent contractors, will be incurred and paid by One Rep.

b.  Acquisitions Cost. In exchange for the provision of the Acquisitions Services, unless otherwise agreed to in writing, Owner and Operator agree to pay for all costs and expenses incurred on behalf of the Owner and/or Operator in connection with the provision of such Acquisitions Services.

3. Term and Termination. The term of this Agreement will commence on the Effective Date and shall continue until 45 days after the receipt of final inspection from Owner and/or Operator which will approve the completion of scope. Notwithstanding the foregoing, either party may, at its option, terminate this Agreement at the end of any existing term by providing written notice to the other party of its intent to terminate this Agreement at least thirty (30) days prior to the end of the then existing term. If no notice of termination is timely given, then the term of this Agreement shall automatically be renewed for successive one (1) year periods, until such notice of termination by either party is timely given. Notwithstanding the foregoing, either Party may terminate this Agreement: (a) at any time upon sixty (60) days prior written notice to the other Party for any or no reason, or (b) upon ten (10) days prior written notice if the other Party (i) becomes insolvent, (ii) makes a general assignment for the benefit of its creditors, (iii) files a voluntary petition under the federal Bankruptcy Code, (iv) becomes subject to an involuntary petition under the federal Bankruptcy Code, (v) fails to perform its obligations under this Agreement, (vi) fails to perform its obligations under a credit facility to which it is a party as of the Effective Date, and the foregoing condition (i)-(vi) is not cured within such ten (10) day period.

4. Confidentiality. Except as otherwise compelled or requested by applicable laws, rules, regulations, governmental authorities or legal process, One Rep will at all times keep information confidential and handle information in compliance with any applicable laws, rules and regulations, all non-public information marked or otherwise identified by Owner and/or Operator to One Rep as confidential that is owned by Owner and/or Operator or collected on behalf of Owner or Operator in any form, that One Rep or its affiliates, service providers or agents receives while providing Services hereunder.

5. Independent Contractor and Taxes. One Rep, its affiliates, service providers and agents who provide Services are serving as an independent contractor under this Agreement and not as an employee of Owner or Operator. Nothing contained in this Agreement will be interpreted or construed to create a partnership or joint venture relationship between Owner or Operator, on the one hand, and One Rep and its affiliates, subsidiaries and agents, on the other hand. However, the Parties acknowledge that One Rep is an interest holder of Owner. In the event that there are any sales or similar taxes required to be paid in respect of the Services or this Agreement, then Owner shall be responsible for payment of any such taxes.

6. Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY PROVIDED ELSEWHERE HEREIN, IN NO EVENT SHALL ONE REP OR ITS AFFILIATES, SUBSIDIARIES OR AGENTS BE LIABLE TO OWNER FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, DELAY, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH THEREOF. ONE REP’S LIABILITY SHALL BE LIMITED TO COMPENSATORY DAMAGES AND IN NO EVENT EXCEED THE AMOUNT OF FEES PAID HEREUNDER TO ONE REP.

7.  Notices. Any notice, request, authorization, consent, or other communication required or permitted under this Agreement will be given in writing and deemed to be given when delivered in person, sent by email on a business day, with proof of receipt, or two (2) business days after being deposited in the United States mail, properly addressed and stamped with the required postage, registered or certified mail, return receipt requested, to the intended recipient as set forth below:

Owner and Operator:	One Rep:
1635 43rd Street South, Suite 205	1635 43rd Street South, Suite 305
Fargo, North Dakota 58103	Fargo, North Dakota 58103

A Party may change its address or facsimile number specified above by giving the other Parties notice of such change in accordance with this Section 7.

8. Miscellaneous.

a. No Third-Party Beneficiary. The Parties do not intend any person or entity not a party to this Agreement to be a beneficiary of any provision of this Agreement, and no provision of this

Agreement shall be interpreted or construed as being for the benefit of any third party, and no third party shall by virtue of any provision of this Agreement have a right to action or an enforceable legal remedy against either Party to this Agreement.

b. Remedies. Except as otherwise provided elsewhere hereinabove, in the event of a breach of this Agreement by any Party which is not cured within ten (10) days after receipt of written notice thereof from the other Parties, the other Parties shall be entitled to any and all remedies available to it at law or in equity, including without limitation damages and injunctive relief. The prevailing party in any such action shall be entitled to recover from the non-prevailing party(ies) its reasonable attorneys' fees and court costs.

c. Non-Waiver. The failure of a Party to insist upon or enforce strict performance by the other Parties of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver to any extent of such Party's right to assert or rely upon any such provision or right in that or any other instance.

d. Assignment. No Party shall assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other Parties; provided, however, that One Rep may assign this Agreement to any of its current or future subsidiaries and/or affiliates.

e. Binding Effect. This Agreement shall be fully binding upon, inure to the benefit of and be enforceable by, the Parties and their respective successors and permitted assigns.

f. Merger. This Agreement constitutes the entire agreement of the Parties with regard to the subject matter hereof and supersedes any and all prior representations, statements or agreements of the Parties with respect to such subject matter.

g. Amendment. No change, amendment or modification of any provision of this Agreement shall be valid unless set forth in a written instrument signed by all of the Parties hereto.

h. Governing Law. This Agreement shall be interpreted and construed under the laws of the State of North Dakota and will be deemed for such purposes to have been made, executed, and performed in the State of North Dakota.

i. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not invalidate the other provisions of this Agreement and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

Signature Page Follows

One Rep Construction, LLC	[OWNER]
a North Dakota limited liability company	a Delaware limited liability company

BY: Lodging Fund REIT III OP, LP
ITS: Sole Member

By: Lodging Fund REIT III, Inc.
Its: General Partner

By: David Ekman	By: Corey R. Maple
Its: President	Its: CEO & Secretary

[TRS]
a Delaware limited liability company

By: Lodging Fund REIT III TRS, Inc.
Its: Sole Member

By: Corey R. Maple
Its: CEO & Secretary

Enclosure 1

Due Diligence Services

One Rep will provide, oversee or contract for the following additional services for the Project:

Scope of Services - Phase I: Describing the Project:

A.	Prepare and develop preliminary scope of Project, budget and time schedule for performance.
B.	Prepare and submit a written budget for Project.
C.	Prepare and submit a written time schedule for implementation of Project.
D.	Prepare and submit names of qualified, competent professionals for design.
E.	Right to execute contracts under parameters set forth in agreement.
F.	Use same design concept and plans for capital improvements and renovations.
G.	Process invoices.
H.	Budget and expenses are estimates, intended for planning purposes and not guarantees.

Services - Phase II: Design and Bidding Services

A.	Coordinate work to be performed in accordance with schedule.
B.	Prepare and submit a written budget for Project.
C.	Prepare and submit a written time schedule for implementation of Project.
D.	Work with the franchise to meet brand requirements.
E.	Shall coordinate preparation of schematic designs by design professionals to prepare budget and schedule.
F.	Shall coordinate preparation by design professionals of all plans necessary to implement Project.
G.	Tender the scope of work to contractors within the budget.
H.	Assign a Project Manager as the primary representative for Project.
I.	Process invoices and draw requests.
J.	Coordinate the design, purchasing, and installation of furniture, fixtures and equipment.

Services – Phase III: Construction Phase Services

A.	Prepare and maintain current accounting of expense and disbursements.
B.	Conduct review and approval of all invoices in connection to Project.
C.	Use working capital to get project going, prepare draw requests and forward invoices.
D.	Coordinate, direct, negotiate and approve all change orders necessary to Project.
E.	Establish a depository account if granted authority to make payments to contractors.
F.	Provide weekly communications to the Owner as to the Project status.

Services - Scope of Coordination:

A.	Prepare and submit a written time schedule for implementation of Project.
B.	Prepare and submit names of qualified, competent professionals for design.
C.	Right to execute contracts under parameters set forth in agreement.
D.	Shall coordinate preparation by design professionals of all plans necessary to implement Project.
E.	Coordinate, direct, negotiate and approve all change orders necessary to Project.